FOR IMMEDIATE RELEASE                   FOR MORE INFORMATION CONTACT:

                                        David Brunton, Chief Financial Officer
                                        SBE, Inc.
                                        (925) 355-7700
                                        davidb@sbei.com

                  SBE, INC. REPORTS THIRD QUARTER 2004 RESULTS

                        REVENUES JUMP 81% YEAR OVER YEAR

SAN RAMON, CA -- AUGUST 25, 2004 -- SBE, Inc. (Nasdaq:SBEI), a leading provider of high performance OEM network connectivity solutions, today reported results for the three-month and nine-month periods ended July 31, 2004.

Net sales for the third quarter of 2004 were $2.9 million, compared with $1.6 million for the third quarter ended July 31, 2003. Net income for the third quarter of 2004 was $79,000, or $0.02 and $0.01 per share, basic and diluted, compared to net income for the third quarter of 2003 of $141,000, or $0.03 per share, basic and diluted.

Net sales for the nine months ended July 31, 2004 were $8.8 million, compared with $5.2 million for the same period last year. Net income was $660,000, or $0.13 and $0.11 per share, basic and diluted, respectively, for the nine months ended July 31, 2004 compared to a net income of $284,000, or $0.04 per share, basic and diluted, for the first nine months of fiscal 2003.

Gross margin for the third quarter of 2004 was 53%, compared to 66% for the same quarter in 2003. Gross margin for the nine months ended July 31, 2004 was 54%, compared to 62% reported for the same period of 2003. The decrease in the gross margin is due primarily to the reduction in the gross margin attributable to the sale of products to a large customer combined with approximately $102,000 of non-cash quarterly amortization of the intellectual property acquired from Antares in the fourth quarter of fiscal 2003. Our gross margin on sales to a large customer for the quarter was lower in the same quarter in 2003 due, in part, to sales in 2003 of previously written down inventory. The Company has also seen some erosion in gross margin due to slightly higher raw material and manufacturing costs. To help counteract component delivery lead-time and price increase issues, we have decided to purchase certain critical components ahead of our customer's orders. Although we continue to have limited visibility into our customer's product demand, our critical inventory purchase plan is based on our best estimate of current customer demand and their past ordering patterns.

Total operating expenses increased in the third quarter of 2004 to $1.5 million compared to $1.0 million in the same quarter of 2003, primarily as a result of increases in the staffing levels of our engineering group combined with an increase in marketing investments. SBE continues to pursue a policy of aggressive investment in new product research and development and have added engineering resources to execute the programs. During the past year SBE returned to product advertising and industry trade show participation to promote our new product rollout and take advantage of the economic recovery. Total operating expenses for the nine months ended July 31, 2004 were $4.1 million compared to $3.0 million in the same period one year ago.

"Our third quarter revenues grew 81% year over year and we achieved our goals for sales backlog for the quarter just ended. Although we have not seen a robust recovery of the overall networking and communications markets, we do continue to see strength from our legacy products along with customer product deployment activity in select areas such as WiFi, E911, voice conferencing, and VoIP media gateways," said William B. Heye, Jr., president and CEO, SBE. "We achieved important milestones with our new product initiatives during the quarter. I am pleased to report that we installed our Dual Port Gigabit Ethernet TCP/IP Offload Engine ("TOE") product in select BETA customer sites and test results indicate that the TOE performance exceeds expectations. The TOE has been installed in conjunction with PyX Technologies' iSCSI software for storage networking applications as well as independently in high-traffic server applications. This BETA testing will continue as we approach production status in the coming quarter. We continue to make key investments in R&D and during the quarter released several new products such as the addition of packet switched backplane capability to our HighWire line, a new 24 channel T1 card set and a 672 channel T3 adapter card. These new products are attractive to our customers for their application-ready telecommunications platforms, and enable timely integration and product deployment. Overall, I am pleased with the progress we have made in implementing our strategic plan," said Heye.

The company continues to generate adequate cash flow and liquidity to fund its business plan. SBE closed the quarter with a sales backlog of $3.9 million, $1.5 million in cash and $5.3 million in working capital (current assets less current liabilities).

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See the cautionary statement at the end of this press release for a summary of the risks associated with forward-looking statements and where to find more information regarding such risks.

"Based on our current view of business, sales forecasts, and existing backlog, we expect revenue growth and profitability will continue in the remaining quarter of fiscal 2004. We anticipate net sales for fiscal 2004 to be between $12.0 million and $14.0 million and diluted earnings per share for the year will be between $0.12 and $0.14. We remain committed to our strategy of maintaining profitability in the near term while positioning the organization for long-term growth with R&D investments in high growth markets," said Heye.

CONFERENCE CALL INFORMATION

SBE's third quarter conference call will be held Thursday, August 26 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To access the call, please dial 800-875-9124 and enter access code number 9209013 or go to www.sbei.com approximately 10 minutes prior to the start of the call.

A replay of SBE's quarterly conference call will be available for 24 hours. To access the replay, please dial 800-642-1687 and enter code number 9209013. The replay can also be accessed for 90 days following the conference call via the company web site at www.sbei.com.

ABOUT SBE

SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based wide area network (WAN), local area network (LAN), and storage network interface cards (NICs), as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of fiscal 2004, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

                                - Tables Follow -

SBE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and nine months ended July 31, 2004 and 2003
(In thousands, except per share amounts) (Unaudited)


                                        THREE MONTHS ENDED    NINE MONTHS ENDED
                                              JULY 31,             JULY 31,
                                        -----------------    ------------------
                                          2004     2003        2004       2003
                                        -------   -------    -------    -------
Net sales                               $ 2,899   $ 1,621    $ 8,846    $ 5,249
Cost of sales                             1,359       559      4,101      1,971
                                        -------   -------    -------    -------

Gross profit                              1,540     1,062      4,745      3,278

Product research and development            548       334      1,596        913
Sales and marketing                         539       361      1,592      1,004
General and administrative                  376       381      1,140      1,259
Restructuring costs (benefit)                --      (154)        --       (154)
Loan reserve (benefit)                       --        --       (239)        --
                                        -------   -------    -------    -------
Total operating expenses                  1,463       922      4,089      3,022

Operating income                             77       140        656        256
Interest and other income                     2         2          4         11
                                        -------   -------    -------    -------

Income before income taxes                   79       142        660        267
Income tax benefit                           --        (1)        --        (17)
                                        -------   -------    -------    -------

Net income                              $    79   $   141    $   660    $   284
                                        =======   =======    =======    =======
Basic income per share                  $ 0.02    $  0.03    $  0.13    $  0.07
                                        =======   =======    =======    =======
Diluted income per share                $ 0.01    $  0.03    $  0.11    $  0.07
                                        =======   =======    =======    =======
Basic -- shares used in per
share computations                        5,078     4,288      5,000      4,145
                                        =======   =======    =======    =======
Diluted -- shares used in per
share computations                        5,866     4,614      6,009      4,276
                                        =======   =======    =======    =======

SBE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)
                                                         JULY       OCTOBER
                                                          31,         31,
                                                         2004        2003
                                                       --------    --------
Current assets:

    Cash and cash equivalents                          $  1,497    $  1,378
    Trade accounts receivable, net                        2,682       1,818
    Inventories                                           2,535       1,880
    Other                                                   272         240

          Total current assets                            6,986       5,316

Property, plant and equipment, net                          314         289
Capitalized software costs, net                             189         120
Intellectual property, net                                  816       1,122
Other                                                        28          28
                                                       --------    --------
          Total assets                                 $  8,333    $  6,975
                                                       ========    ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Trade accounts payable                             $  1,065    $    696
    Other accrued expenses                                  635         675
                                                       --------    --------
          Total current liabilities                       1,700       1,371

Other long-term liabilities                                   1         217
                                                       --------    --------
          Total liabilities                               1,701       1,588
                                                       --------    --------

Stockholders' equity:

    Common stock                                         15,745      15,302
    Note receivable from stockholder                         --        (142)
    Accumulated deficit                                  (9,113)     (9,773)
                                                       --------    --------
          Total stockholders' equity                      6,632       5,387
                                                       --------    --------
          Total liabilities and stockholders' equity   $  8,333    $  6,975
                                                       ========    ========